UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	27-1310817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road Toano, Virginia		23168
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2011, the Board of Directors of Lumber Liquidators Holdings, Inc. (the “Company”) elected Jimmie L. Wade to serve as a director and fill the vacancy in the class of directors whose current term expires in 2012. His election is effective on September 1, 2011. The Board anticipates naming Mr. Wade to serve on one or more committees of the Board but at the time of this Form 8-K, the Board has not determined the committee(s) to which he will be named. The Company will file an amendment to this Form 8-K naming those committees once they are determined.

Mr. Wade currently serves as President of Advance Auto Parts, Inc. (“Advance”) where he is responsible for Advance’s store operations and Do-it-Yourself and Commercial businesses. Prior to assuming his current role, Mr. Wade was an Executive Vice President responsible for, among other things, accelerating the growth of Advance’s Commercial business. In his 17 years with Advance, he has served in various key senior executive positions as the company has grown from approximately 300 store locations to more than 3,600 today. Before joining Advance, Mr. Wade worked for S.H. Heironimus, Inc., a regional department store, as Vice President, Finance and Operations. Earlier in his career, Mr. Wade held positions with American Motor Inns, Inc. and KPMG LLP. Mr. Wade holds a B.S. in Accounting from Virginia Tech and is a Certified Public Accountant.

Mr. Wade’s compensation will be consistent with the compensation policies applicable to the Company’s other non-employee directors as disclosed in our Proxy Statement for our 2011 Annual Meeting of Stockholders.

The Company issued a press release on August 16, 2011 announcing the appointment of Mr. Wade, a copy of which is being furnished as an exhibit to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC.
(Registrant)

Date: August 16, 2011	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 16, 2011.